UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2012

Harmonic Energy, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	26-0164981
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3rd Floor, 207 Regent Street, London, United Kingdom, W1B 3HH (Address of principal executive offices)

+44 (0) 207-617-7300
(Issuer’s telephone number)

_____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On March 14, 2012, we entered into a License Purchase Agreement (the “Agreement”) with Kouei International, Inc. (“Kouei International”). Under the Agreement, we have acquired the exclusive rights in North America and Europe to use the Tyrolysis™ technology owned by Kouei Industries Co., Ltd. of Japan (“Kouei Industries”). Kouei International holds these rights under license from Kouei Industries and, pursuant to the Agreement, has assigned them to us. The Tyrolysis™ technology is a comprehensive ‘closed-loop’ solution for the management of scrap tires, which allows for all scrap tires to be either re-manufactured into new tires or reduced, through a carbonization process, into marketable chemical products such as diesel fuel, carbon black and syn-gas.

Under the Agreement, we have agreed to pay Kouei International a total purchase price of $525,000 as follows:

•	$175,000 – due within ninety (90) days of closing
•	$175,000 – due within ninety (90) days after the due date of the first payment
•	$175,000 – due within ninety (90) days after the due date of the second payment

In addition, the Agreement calls for Kouei International to be paid ongoing royalties for the next five (5) years as follows:

•	3% of gross sales
•	$2.50 per remanufactured passenger tire
•	$3.50 per remanufactured light truck and truck tire

The Agreement provides us with full access to Kouei International’s properties, books, records, information, technical drawings, contacts and equipment supplied by Kouei Industries. In addition, Kouei International will be contracted for a two year period to help with the transaction and successful implementation of the technology transfer. During this term, Kouei International may be required to provide its engineering expertise and/or participate in industry technology presentations.

The Agreement contains various additional representations and warranties. The foregoing is a description of the material terms of the Agreement and not a complete recitation of its provisions. The Agreement should be consulted for additional information.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
10.1	License Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harmonic Energy, Inc.

/s/ Jamie Mann

Jamie Mann

Chief Executive Officer

Date: April 6, 2012

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